Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated October 13, 2011 with respect to the audited consolidated balance sheets of Minerco Resources, Inc. (a development stage company), as of July 31, 2011 and 2010 and the related consolidated statement of expenses, stockholders’ equity (deficit), and cash flows for the year ended July 31, 2011 and July 31, 2010, and the period from June 21, 2007 (inception) to July 31, 2011.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP www.malone−bailey.com Houston, Texas
October 14, 2011